Exhibit 10.3

AIT THERAPEUTICS INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and entered into as of June 30, 2018, by and between AIT THERAPEUTICS INC., a Delaware corporation (“Employer”), and Amir Avniel (“Executive”).

1. Employment. Employer employs Executive, and Executive accepts employment with Employer, on the terms and conditions set forth in this Agreement commencing on June 30, 2018 (“Effective Date”).

2. Position; Scope of Employment The Company agrees to employ and the Executive agrees to serve as the Company’s President and Chief Operating Officer and Member of the Board. The duties and responsibilities of the Executive shall include the duties and responsibilities as the Company’s Board of Directors (“Board”) may from time to time assign to the Executive.

For so long as Executive is President and Chief Operating Officer, the Company shall use commercially reasonable efforts, subject to applicable law and regulations of any applicable stock exchange, to cause Executive to be nominated for election as a director and to be recommended to the stockholders for election as a director.

The Executive shall devote his full-time efforts and services to the business and affairs of the Company and its subsidiaries. Nothing in this Section 1 shall prohibit the Executive from: (A) serving as a director or member of any other board, committee thereof of any other entity or organization (except as such position may be with a directly competing company); (B) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise; (C) serving as a director or trustee of any governmental, charitable or educational organization; (D) engaging in additional activities in connection with personal investments and community affairs, including, without limitation, professional or charitable or similar organization committees, boards, memberships or similar associations or affiliations (E) performing advisory activities, provided, however, such activities are not in competition with the business and affairs of the Company or would tend to cast executive of Company in a negative light in the reasonable judgment of the Board.

2.1. Rules and Regulations. During his employment with Employer, Executive agrees to observe and comply with Employer’s rules and regulations (including Employer’s code of ethics and insider trading policy) as provided by Employer and as may be amended from time to time by Employer and will carry out and perform faithfully such orders, directions and policies of Employer. To the extent any provision of this Agreement is contrary to an Employer rule or regulation, as such may be amended from time to time, the terms of this Agreement shall control.

3. Employment Term. Executive’s term of employment (the “Employment Term”) shall commence upon the Effective Date of this Agreement and shall terminate as provided in Section 5.

4. Compensation. During the Employment Term, Employer shall pay to or provide compensation to Executive as set forth in this Section 4. All compensation of every description shall be subject to the customary withholding tax and other employment taxes as required with respect to compensation paid to an employee.

4.1. Base Salary. Employer shall pay Executive an annual base salary as established by the Board of Directors from time-to-time (“Base Salary”). Executive’s Base Salary shall be payable in accordance with Employer’s regular payroll schedule, but not less frequently than twice per month. The initial Base Salary shall be $400,000.00 per annum.

4.2. Review. Executive’s Base Salary and duties shall be reviewed by the Compensation Committee of the Board of Directors at least annually. During the review, duties will be outlined and compensation may be adjusted up at the discretion of the Compensation Committee. The Base Salary may not be decreased during the Employment Term without the consent of the Executive. If Employer has no Compensation Committee, then all references to the Compensation Committee shall refer to the Board of Directors.

4.3. Short-Term Incentive Compensation. In addition to the Base Salary provided for in sections 4.1 and 4.2, Executive is eligible to receive a short-term incentive bonus (“STI”) equal to a percentage of his Base Salary in effect at the end of the fiscal year, based partially on performance weighted bonus objectives established for Executive by the Board of Directors (which will include both corporate objectives and individual objectives) for the fiscal year, such objectives to be discussed with Executive prior to being established, and partially based on the discretion of the Board of Directors. The target STI each fiscal year shall be an amount equal to 60% of the Base Salary in effect at the end of that fiscal year. However, the actual STI as determined by the Board of Directors may range from 0% to higher than 100% of the Base Salary. STI shall for any year be payable on or before April 15 of the following year and may include cash, stock options and restricted stock awards. If paid in stock options or restricted stock awards, STI shall be paid separately from, and independently of, any long term equity incentive award as described in section 4.4 below. Any and all bonuses provided to Executive pursuant to this paragraph shall be governed by the terms of a separate management bonus plan as adopted by the Board of Directors in its sole discretion from time to time.

4.4. Long Term Incentive Compensation. Executive shall be eligible to receive awards of stock options or restricted stock grants as may be determined from time to time by the Board of the Directors or the Compensation Committee of the Board of Directors. On a date to be determined by the Compensation Committee of the Board of Directors (but no later than March 31, 2018), Executive will be granted options to purchase up to 250,000 shares of Employer’s Common Stock (“Options”), if appropriate, under Employer’s Stock Option Plan (the “Plan”) pursuant to an option agreement in the form determined by the Board of Directors (the “Option Agreement”). Subject to the terms and conditions of the Option Agreement, the Options will vest as to 25% of the shares subject to the Option (the “Option Shares”) on the Effective Date, and thereafter 25% on December 31, 2018 and December 31st of each of the two ensuing years thereafter until vested in full (provided that the last vesting date shall occur on a date before the Option expires). The exercise price of the Options will be equal to 100% of the fair market value of share of Employer Common Stock on the date of grant, not to be less than $4.25 and the Options will expire on the tenth anniversary of the date of grant. In the event of a conflict between the terms hereof and the terms of the Option Agreement and/or the Plan, the terms of the Option Agreement and/or the Plan will control. The Board may, in its absolute discretion, choose to grant Executive additional options in the future.

4.5 Tax Matters Relating to Awards. The Compensation Committee shall be permitted to elect to have Employer cover any tax withholding obligation by net share settlement of shares equal to the amount of Executive’s tax withholding liability unless a Rule 10b5-1 Plan is a viable option. Otherwise, such net settlement on vested shares for tax purposes shall be permitted upon finding that a Rule 10b5-1 Plan is not an alternative for Executive.

4.6. Vacation and Sick Leave Benefits. Executive shall be entitled to accrue six (6) weeks of paid vacation annually. While Employer encourages Executive to take vacation, if he does not use all vacation accrued in each calendar year, Executive may carry it over from year to year; provided, however, that the maximum accrual of Executive’s vacation shall be capped at two times the annual accrual rate. Once the cap is reached, Executive shall no longer accrue vacation until such time as he uses accrued vacation and his accrued and unused vacation days fall below the cap, at which time he will again begin to accrue vacation at the appropriate accrual rate. The value of any amount of vacation that would otherwise accrue but for the cap would be paid in cash to Executive. Any vacation benefit granted or paid to Executive is based solely on his Base Salary. Executive shall be entitled to sick leave in accordance with Employer’s sick leave policy, as amended from time to time.

4.7 Other Fringe Benefits. Executive shall participate in all of Employer’s fringe benefit programs in substantially the same manner and to substantially the same extent as other similar employees of Employer, excluding only those benefits expressly modified by the terms hereof.

4.8 Expenses. Executive shall be reimbursed for his reasonable business expenses, subject to the presentation of evidence that such expenses are made in accordance with established policies adopted by Employer from time to time.

4.9 Compensation From Other Sources. Any proceeds that Executive shall receive by virtue of qualifying for disability insurance, disability benefits, or health or accident insurance shall belong to Executive. Executive shall not be paid Base Salary in any period in which he receives benefits as determined and paid under Employer’s long-term disability policy. Benefits paid to Executive under Employer’s short-term disability policy shall reduce, by the same amount, Base Salary payable to Executive for such period.

5. Termination of Employment. Executive’s employment with Employer shall terminate on the earliest to occur of the following (the date of termination of Executive’s employment being the “Termination Date”):

5.1 upon the mutual agreement of Employer and Executive in writing;

5.2 upon the Executive’s death;

5.3 upon delivery to Executive of a written notice of termination by Employer if Executive should suffer a disability or physical or mental condition, which for the purposes of this Agreement, means Executive’s inability, for a period of ninety (90) consecutive days, to substantially perform the essential functions of Executive’s duties as Chief Executive Officer, with or without a reasonable accommodation. For purposes of determining whether Executive has a disability or physical or mental condition under this Section 5.3, upon request Executive agrees to submit to Employer a medical certification regarding his health condition from his health care provider, or submit to a medical exam by a health care provider selected by Employer and Executive for the sole purpose of evaluating Executive’s ability to perform the essential functions of his position. Employer’s written notice of termination under this Section 5.3 shall coincide with the date Executive qualifies for total disability payments under Employer’s long-term disability plan.

5.4 upon the date set forth in a written notice of termination for Cause delivered to Executive by Employer.

For purposes of this Agreement, “Cause” is defined as follows: (a) willful or habitual breach of Executive’s duties, provided that Employer shall give Executive notice of such breach and Executive shall not have cured such breach within thirty (30) days of such notice; (b) fraud, dishonesty, deliberate injury or intentional material misrepresentation by Executive to Employer or any others; (c) embezzlement, theft or conversion by Executive; (d) negligent unauthorized disclosure or other use of Employer’s trade secrets, customer lists or confidential information; (e) habitual misuse of alcohol or any non-prescribed drug or intoxicant; (f) willful misconduct that causes material harm to Employer; (g) willful violation of any other standards of conduct as set forth in Employer’s employee manual and policies; (h) Executive’s conviction of or plea of guilty or nolo contendere to a felony or to a misdemeanor involving moral turpitude; (i) continuing failure to communicate and fully disclose material information to the Board of Directors, the failure of which would adversely impact the Employer or may result in a violation of state or federal law, including securities laws; or (j) debarment by any federal agency that would limit or prohibit Executive from serving in his capacity for Employer under this Agreement.

5.5 upon the date set forth in a written notice of resignation delivered to Employer by Executive for Good Reason.

For purposes of this Agreement, “Good Reason” is defined as one or more of the following: (a) without the consent of Executive, Executive is assigned material duties that are materially inconsistent with Executive’s position, duties, responsibilities or status as Chief Operating Officer of Employer, including any Change of Control, provided that Executive must advise the Board of Directors in writing within fifteen (15) days of such assignment of duties that he believes the duties would give him the right to terminate his employment for Good Reason and the Board of Directors does not withdraw or change such assignment within a reasonable period of time; or (b) without the consent of Executive, Employer relocates Executive’s principal place of employment to a location further than 35 miles from the Employer’s current principal offices.

5.6 upon the date set forth in (a) a written notice of termination without Cause delivered to Executive by Employer; or (b) a written notice of resignation for Good Reason delivered to Employer by Executive, if such written notice is provided within three (3) months prior to a Change of Control or one (1) year following a Change in Control.

For purposes of this Agreement, “Change in Control” means an event involving one transaction or a related series of transactions in which one of the following occurs: (a) Employer issues securities equal to fifty percent 50% or more of Employer’s issued and outstanding voting securities, determined as a single class, to any individual, firm, partnership or other entity, including a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934; (b) Employer issues securities equal to fifty percent 50% or more of the issued and outstanding common stock of Employer in connection with a merger, consolidation or other business combination; (c) Employer is acquired in a merger or other business combination transaction in which Employer is not the surviving company; or (d) all or substantially all of Employer’s assets are sold or transferred to a third party that is not an affiliate of Employer.

5.7 upon the date set forth in a written notice of resignation delivered to Employer by Executive, other than a notice under Section 5.5 (Good Reason) or Section 5.6 (Change in Control);

5.8 upon the date set forth in a written notice of termination without Cause delivered to Executive by Employer, other than a notice under Section 5.3 (Disability) or Section 5.4 (termination for Cause).

6. Compensation Upon Termination.

6.1 Minimum Payments. Upon termination of Executive’s employment for any reason Executive shall be entitled to: (a) Base Salary accrued through the Termination Date; (b) reimbursement of expenses incurred prior to termination of employment that are payable in accordance with Section 4.8; (c) any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of Employer, including but not limited to accrued and unused vacation; and (d) any earned but unpaid STI bonus or other incentive compensation if, and to the extent, the applicable management bonus plan expressly provides for payment following termination of employment.

6.2 Severance Payments for Termination Without Cause or for Resignation for Good Reason. If Executive’s employment is terminated pursuant to Section 5.5 (Good Reason) or Section 5.8 (without Cause), in addition to the payments made under Section 6.1, Executive shall be entitled to:

(a) Base Salary: a sum equal to twenty-four (24) months of Base Salary in effect as of the Termination Date, payable in a lump sum cash payment on the Termination Date.

(b) STI: a lump sum cash payment equal to one and a half (1.5) times the Executive’s most recently established and earned annual STI award, and

(c) Equity Awards: all of the Executive’s outstanding options to acquire Employer’s common stock and restricted common stock awards which have not vested as of the Termination Date shall become immediately vested as of the Termination Date.

(d) Health and Welfare Benefits: Provided that the Executive timely elects continuation coverage (as defined under COBRA) under the Employer’s medical and dental plans as in effect at the time of the Executive’s termination, the Employer shall pay the COBRA premiums for Executive and his dependents under such plans (or any successor plans) until the earliest of i) the end of the eighteenth (18th) month following the Executive’s termination, or ii) the date Executive secures subsequent employment with medical and dental coverage. Executive shall provide at least five (5) business days advance written notice informing the Employer when Executive becomes eligible for other comparable medical and dental coverage in connection with subsequent employment. In addition, if periodically requested by the Employer, Executive will provide the Employer with written confirmation that Executive has not become eligible for comparable medical and dental coverage.

6.3 Severance Payments Related to Change of Control. If Executive’s employment is terminated pursuant to Section 5.6 because Executive has resigned for Good Reason, or because Employer terminated Executive without Cause, in either case within three (3) months prior to a Change of Control or within eighteen (18) months following of a Change of Control, in addition to the benefits under Sections 6.1, Executive shall be entitled to:

(a) A one-time grant of 350,000 shares of common stock,validly issued, fully paid and nonassessable

(b) all the Executive’s outstanding options to acquire the Employer’s common stock or restricted stock awards which have not vested as of the Termination Date shall become immediately vested as of the Termination Date,

(c) Health and Welfare Benefits: Provided that the Executive timely elects continuation coverage (as defined under COBRA) under the Employer’s medical and dental plans as in effect at the time of the Executive’s termination, the Employer shall pay the COBRA premiums for Executive and his dependents under such plans (or any successor plans) until the earliest of i) the end of the twenty-fourth (24th) month following the Executive’s termination, or ii) the date Executive secures subsequent employment with medical and dental coverage. Executive shall provide at least five (5) business days advance written notice informing the Employer when Executive becomes eligible for other comparable medical and dental coverage in connection with subsequent employment. In addition, if periodically requested by the Employer, Executive will provide the Employer with written confirmation that Executive has not become eligible for comparable medical and dental coverage.

6.4 Timing of Payments. Subject to the conditions set forth in Sections 6.5 (Release) and Section 13 (409A), all compensation under sections 6.2 and 6.3 earned by and owing to Executive at the time of his termination of employment shall be paid to him on the Termination Date. Subject to the conditions set forth in Sections 6.5 (Release) and Section 13 (409A), all other payments made to Executive under this Agreement shall be due and payable as stated and, if not specified, in installments at least twice monthly at Employer’s sole discretion and election.

6.5 Release. Executive acknowledges and agrees that payments under Section 6.2 or 6.3 shall fully and completely discharge any and all obligations of Employer to Executive arising out of or related to: (a) Executive’s employment with, and/or separation from employment with Employer; and/or (b) this Agreement. The payment(s) made hereunder shall constitute liquidated damages in lieu of any and all claims which Executive may have against Employer or any of its officers, directors, employees, or other agents, except for any obligations under the workers’ compensation laws including Employer’s liability provisions. Therefore, notwithstanding any provision of this Agreement to the contrary, no payments or benefits shall be owed to Executive under Section 6.2 or Section 6.3 unless Executive executes and delivers to Employer a release in the form attached hereto as Exhibit A (“Release”) within forty five (45) days following the Termination Date, and any applicable revocation period has expired prior to the sixtieth (60th) day following the Termination Date.

6.6 No Obligation to Seek Employment. Executive shall have no obligation to seek other employment following termination of his employment with Employer nor shall any payment he receives from any subsequent employer reduce the payments to which he is entitled to under this Agreement.

6.7 Section 280G. If a payment (including this tax reimbursement payment) by the Company is determined to be an “excess parachute payment” within the meaning of Internal Revenue Code (“Code”) §280 and/or §4999, and Treasury Regs. §1.280G-1, and an excise tax is imposed thereon under Code §4999, the Company shall immediately reimburse Executive for the amount of such excise tax together with any additional income tax or excise tax attributable to the reimbursement of any excise taxes, as well as any income taxes on the income tax on the excise tax reimbursement, etc., so that Executive is not out of pocket any excise tax expense nor any income tax expense on such excise tax reimbursement.

7. Proprietary Information; Confidentiality.

7.1. Confidential Information. Executive during the course of his duties will be handling financial, accounting, statistical, marketing and personnel information of Employer and/or its customers or other third-parties. All such information is confidential and shall not be disclosed, directly or indirectly, or used by Executive in any way, either during the term of this Agreement or at any time thereafter except as required in the course of Executive’s employment with Employer. Executive agrees not to disclose to any others, or take or use for Executive’s own purposes or purposes of any others, during the term of this Agreement, any of Employer’s Confidential Information (as defined below). Executive agrees that these restrictions shall also apply to (a) Confidential Information belonging to third parties in Employer’s possession; and (b) Confidential Information conceived, originated, discovered or developed by Executive during the term of this Agreement. “Confidential Information” means any Employer proprietary information, trade secrets or know-how, and any other information relating to Employer, its subsidiaries, or affiliates of any kind, type or nature (whether written, stored on magnetic or other media, or oral), including, but not limited to, research, plans, services, customer lists, Employer’s computer programs or computer software, marketing, finances or other business information that has been compiled, prepared, devised, developed, designed, discovered, or otherwise learned by Executive during the course of his employment and/or disclosed to Executive by Employer, either directly or indirectly, in writing, orally, or by observation of any business conduct. Confidential Information does not include any of the foregoing items that has become publicly known and made generally available through no wrongful act of Executive. Executive further agrees not to use improperly or disclose or bring onto the premises of Employer any trade secrets of another person or entity during the term of this Agreement.

7.2. Return of Property. Executive agrees that upon termination of employment with Employer, Executive will deliver to Employer all devices, records, data, disks, computer files, notes, reports, proposals, lists, correspondence, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Executive pursuant to employment with Employer or otherwise belonging to Employer, its successors or assigns.

7.3. Employment Information. Executive represents and warrants to Employer that information provided by Executive in connection with his employment and any supplemental information provided to Employer is complete, true and materially correct in all respects. Executive has not omitted any information that is or may reasonably be considered necessary or useful to evaluate the information provided by Executive to Employer. Executive shall immediately notify Employer in writing of any change in the accuracy or completeness of all such information.

7.4. Other Agreements. Executive represents that the performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Executive in confidence or in trust prior to employment with Employer. Executive has not and shall not: (a) disclose or use in the course of his employment with Employer, any proprietary or trade-secret information belonging to another; or (b) enter into any oral or written agreement in conflict with this Agreement.

7.5 Communications with Government Authorities. Nothing in this in this Agreement is intended to discourage or restrict Executive from communicating with, or making a report with, any governmental authority regarding a good faith belief of any violations of law or regulations based on information that Executive acquired through lawful means in the course of his employment, including such disclosures protected or required by any whistleblower law or regulation of the Securities and Exchange Commission, the Department of Labor, or any other appropriate governmental authority. Furthermore, nothing in this Agreement is intended to discourage or restrict Executive from reporting any theft of trade secrets pursuant to the Defend Trade Secrets Act of 2016 (the “DTSA”) or other applicable state or federal law. The DTSA prohibits retaliation against an employee, contractor or consultant because of whistleblower activity in connection with the disclosure of trade secrets, so long as any such disclosure is made either (A) in confidence to an attorney or a federal, state, or local government official and solely to report or investigate a suspected violation of the law, or (B) under seal in a complaint or other document filed in a lawsuit or other proceeding. Executive agrees that if Executive believes that any Employer employee, consultant, contractor or any third party has misappropriated or improperly used or disclosed trade secrets or Confidential Information, Executive will report such activity to Employer’s Board of Directors or otherwise in accordance with any communication protocols or policies established by the Employer.

8. Duty of Loyalty; Fiduciary Duty; Covenant Not to Unfairly Compete.

8.1 Obligations During Employment. During the term of this Agreement, Executive has a duty of loyalty and a fiduciary duty to Employer. Executive shall not, directly or indirectly, whether as a partner, employee, creditor, stockholder, or otherwise, promote, participate, or engage in any activity or other business which is directly competitive to the current operations of Employer or the currently contemplated future operations of Employer. The obligation of Executive not to compete with Employer shall not prohibit Executive from owning or purchasing less than 5% of the outstanding voting securities of any company whose securities are regularly traded on a recognized stock exchange or on over-the-counter market.

8.2 Obligations Post-Employment. To the fullest extent permitted by law, upon the termination of Executive’s employment with Employer for any reason, Executive shall not use any of Employer’s confidential proprietary or trade secrets information to directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or any other individual or representative capacity, engage or participate in any business, wherever located, that is in direct competition with the business of Employer.

9. Inventions; Ownership Rights. To the fullest extent permitted by law, Executive agrees that all ideas, techniques, inventions, systems, formulas, discoveries, technical information, programs, know-how, prototypes and similar developments (“Developments”) developed, created, discovered, made, written or obtained by Executive in the course of or as a result, directly or indirectly, of performance of his duties hereunder, and all related industrial property, copyrights, patent rights, trade secrets, moral rights and other forms of protection with respect thereto, shall be and remain the property of Employer. Executive agrees to execute or cause to be executed such assignments and applications, registrations and other documents and to take such other action as may be requested by Employer to enable Employer to protect its rights to any such Developments. If Employer requires Executive’s assistance under this Section 9 after termination of this Agreement, Executive shall be compensated for his time actually spent in providing such assistance at an hourly rate equivalent to the prevailing rate for such services and as agreed upon by the parties.

10. Non-Solicitation; Post-Termination Cooperation.

10.1 Customers. During the term of this Agreement, Executive has a duty of loyalty and a fiduciary duty to Employer. While employed by Employer, Executive shall not divert or attempt to divert (by solicitation or other means), whether directly or indirectly, Employer’s customers for the purpose of inducing or encouraging them to sever their relationship with Employer or to solicit them in connection with any product or service competing with those products and services offered and sold by Employer. Also, to the fullest extent permissible under applicable law, following termination of Executive’s employment with Employer for any reason, Executive agrees not use any Confidential Information to directly or indirectly divert or attempt to divert (by solicitation or other means) Employer’s customers for the purpose of inducing or encouraging them to sever their relationship with Employer or to solicit them in connection with any product or service competing with those products and services offered and sold by Employer.

10.2 Employees. To the fullest extent permissible under applicable law, Executive agrees that both during the term of this Agreement, and for a period of one (1) year after the Termination Date, Executive shall not take any action to induce employees or independent contractors of Employer to sever their relationship with Employer and accept an employment or an independent contractor relationship with any other business. However, this obligation will not affect any responsibility Executive may have as an employee of Employer with respect to the bona fide hiring and firing of Employer personnel.

10.3 Post-Termination Cooperation. For a period of one (1) month following any termination of this Agreement, Executive will make himself available and assist Employer, as reasonably requested, with respect to prior services, transition of duties, and intellectual property filings and protection.

11. Arbitration; Remedies. Executive and Employer agree that any dispute between the parties (including any affiliate, successor, predecessor, contractors, employees, and agents of Employer) that may arise from Executive’s employment with Employer or termination of Executive’s employment with Employer, and/or regarding the rights or obligations of the parties under this Agreement, will be submitted to binding arbitration. The arbitration requirement applies to all statutory, contractual, and/or common law claims arising from the employment relationship including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Equal Pay act of 1963; New York Labor Law; the Fair Labor Standards Act, the American With Disabilities Act, and other applicable federal and state employment laws. Both Employer and Executive shall be precluded from bringing or raising in court or another forum any dispute that was or could have been submitted to binding arbitration. This arbitration requirement does not apply to claims for workers’ compensation benefits, claims arising under ERISA, or claims for any provisional or injunctive relief remedies as set forth in the New York Code of Civil Procedure (or any statute or law of similar effect concerning provisional or injunctive relief remedies in any other applicable jurisdiction). The parties agree that, in the event of a breach or threatened breach of Sections 7 through 10 of this Agreement by Executive, monetary damages alone would not be an adequate remedy to Employer for the injury that would result from such breach, and that Employer shall be entitled to apply to any court of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of such provisions of this Agreement. Executive further agrees that any such injunctive relief obtained by Employer shall be in addition to monetary damages.

Binding arbitration under this Agreement shall be conducted in New York County, New York and shall be conducted before a neutral arbitrator selected by both parties and shall otherwise be conducted in accordance with the American Arbitration Association’s “National Rules for the Resolution of Employment Disputes”. Where required by law, Employer shall pay all additional costs peculiar to the arbitration to the extent such costs would not otherwise be incurred in a court proceeding. Each party shall pay their own attorney’s fees and costs. The parties will be permitted to conduct discovery as provided by the New York Code of Civil Procedure. The arbitrator shall, within thirty (30) days after the conclusion of the arbitration, issue a written award setting forth the factual and legal bases for his or her decision and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

NOTE: THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP.

12. Actions Contrary to Law; Blue Pencil. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law, and whenever there is any conflict between any provision of this Agreement and any statute, law, ordinance, or regulation, contrary to which the parties have no legal right to contract, then the latter shall prevail; but in such event, the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements. The parties hereby acknowledge that the restrictions set forth in Sections 7 through 10 have been specifically negotiated and agreed to by the parties hereto and if the scope or enforceability of any such section is in any way disputed at any time, and should a court find that such restrictions are overly broad, the court may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances.

13. Section 409A Compliance.

13.1 Conditions to Payment. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) shall not commence in connection with your termination of employment unless and until you have also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A. It is intended that each installment of severance pay provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that severance payments set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9). If the Company (or, if applicable, the successor entity thereto) determines that any payments or benefits constitute “deferred compensation” under Section 409A and you are, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments and benefits shall be delayed until the earlier to occur of: (a) the date that is six months and one day after your Separation From Service, or (b) the date of your death (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (i) pay to you a lump sum amount equal to the sum of the payments and benefits that you would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Section and (ii) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement. All reimbursements provided under this Agreement shall be subject to the following requirements: (i) the amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year, (ii) all reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit. It is intended that all payments and benefits under this Agreement shall either comply with or be exempt from the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A.

14. Miscellaneous.

14.1. Notices. All notices and demands of every kind shall be personally delivered or sent by first class mail to the parties at the addresses appearing below or at such other addresses as either party may designate in writing, delivered or mailed in accordance with the terms of this Agreement. Any such notice or demand shall be effective immediately upon personal delivery or three (3) days after deposit in the United States mail, as the case may be.

EMPLOYER:	AIT THERAPEUTICS INC.
500 Mamaroneck Road Harrison, New York

EXECUTIVE:	Amir Avniel
Enter address

14.2. Attorneys’ Fees; Prejudgment Interest. If the services of an attorney are required by any party to secure the performance hereof or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, to the extent permitted by law, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and other expenses, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

14.3. Choice of Law, Jurisdiction, Venue. This Agreement is drafted to be effective in the State of New York, and shall be construed in accordance with New York law. The exclusive jurisdiction and venue of any legal action by either party under this Agreement shall be the County of New York, New York.

14.4. Amendment, Waiver. No amendment or variation of the terms of this Agreement shall be valid unless made in writing and signed by Executive and Employer. A waiver of any term or condition of this Agreement shall not be construed as a general waiver by Employer. Failure of either Employer or Executive to enforce any provision or provisions of this Agreement shall not waive any enforcement of any continuing breach of the same provision or provisions or any breach of any provision or provisions of this Agreement.

14.5 Change in the Time and Form of Payment. Any amendment that proposes to delay the time or form of the payment of any deferred compensation payable pursuant to the terms of this Agreement shall be subject to the following restrictions:

(a) Any election to amend the terms of this Agreement to defer the time or form of payment of deferred compensation hereunder shall not take effect for twelve (12) months after the date on which the election to amend the time of form of payment is made: and

(b) Any election to amend the terms of this Agreement to defer the payment of deferred compensation payable hereunder shall require that the first payment of any deferred compensation payable hereunder be deferred for a period of not less than five (5) years from the date such payment would have been made but for the amendment of the Agreement to defer the payment date.

14.6. Assignment; Succession. It is hereby agreed that Executive’s rights and obligations under this Agreement are personal and not assignable. Further, neither Executive, nor beneficiary, nor any other person entitled to payments hereunder shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber in advance any of such payments, nor shall such payments be subject to seizure for the payment of public or private debts, judgment, alimony or separate maintenance or be transferable by operation of law in event of bankruptcy, insolvency or otherwise. This Agreement contains the entire agreement and understanding between the parties to it and shall be binding on and inure to the benefit of the heirs, personal representatives, successors and assigns of the parties hereto.

14.7. Independent Covenants. All provisions herein concerning unfair competition and confidentiality shall be deemed independent covenants and shall be enforceable without regard to any breach by Employer unless such breach by Employer is willful and egregious.

14.8. Entire Agreement. This document constitutes the entire agreement between the parties, all oral agreements being merged herein, and supersedes all prior representations. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein. This Agreement supersedes and replaces its entirety the employment letter, dated December 14, 2016, between Executive and Employer, which employment letter shall be terminated effective as of the date hereof.

14.9. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

14.10. Captions. All captions of sections and paragraphs in this Agreement are for reference only and shall not be considered in construing this Agreement.

14.11 Certain Definitions. As used in this Agreement, the term “affiliate” means, with respect to a specified person or entity, any other person or entity that directly or indirectly controls, is controlled by, or is under common control with the specified person or entity. For purposes of the preceding sentence, “control” when used with respect to an entity means the power to direct the management and policies of the entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise. The terms “affiliated”, “unaffiliated”, and “non-affiliated” shall have meanings correlative to the foregoing.

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THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH AFFECTS YOUR LEGAL RIGHTS AND MAY BE ENFORCED BY THE PARTIES.

EMPLOYER: AIT THERAPEUTICS.

/s/
By:

EXECUTIVE:

Amir Avniel, Individually

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